Exhibit 99.1

Stewart Reports Second Quarter 2022 Results

  Total revenues of $844.1 million ($850.7 million on an adjusted basis) compared to $818.8 million ($807.2 million on an adjusted basis) in the prior year quarter
  Net income of $61.7 million ($70.4 million on an adjusted basis) compared to $94.8 million ($86.0 million on an adjusted basis) in the prior year quarter
  Diluted EPS of $2.26 ($2.58 on an adjusted basis) compared to prior year quarter diluted EPS of $3.50 ($3.17 on an adjusted basis)

HOUSTON, July 27, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the second quarter 2022 of $61.7 million ($2.26 per diluted share), compared to net income attributable to Stewart of $94.8 million ($3.50 per diluted share) for the second quarter 2021. On an adjusted basis, Stewart's second quarter 2022 net income was $70.4 million ($2.58 per diluted share) compared to $86.0 million ($3.17 per diluted share) in the second quarter 2021. Second quarter 2022 pretax income before noncontrolling interests was $86.8 million ($98.2 million on adjusted basis) compared to pretax income before noncontrolling interests of $129.5 million ($117.8 million on adjusted basis) for the second quarter 2021.

Second quarter 2022 results included $11.9 million of pretax net realized and unrealized losses, primarily related to net unrealized losses on fair value changes of equity securities investments. Second quarter 2021 results included $11.7 million of pretax net realized and unrealized gains, primarily related to realized gains from sales of buildings and net unrealized gains on fair value changes of equity securities investments.

"Our second quarter results reflect the continuation of a transitioning market which began in the first quarter," commented Fred Eppinger, chief executive officer. "Notwithstanding these market conditions, our results reflect the fundamental changes we have made to our operating approach and competitive position as we maintained strong operating margins. We believe Stewart is positioned to perform throughout this changing market and the entire real estate cycle, and we continue to invest in our business to improve our operating performance and take advantage of any market opportunities."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not foot as presented due to rounding):

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Total revenues	844.1	818.8	1,697.0	1,507.4
Pretax income before noncontrolling interests	86.8	129.5	166.4	203.5
Income tax expense	(19.9)	(30.6)	(37.6)	(47.5)
Net income attributable to noncontrolling interests	(5.2)	(4.0)	(9.2)	(6.9)
Net income attributable to Stewart	61.7	94.8	119.6	149.1
Non-GAAP adjustments, after taxes*	8.7	(8.8)	6.7	(11.3)
Adjusted net income attributable to Stewart*	70.4	86.0	126.2	137.7
Net income per diluted Stewart share	2.26	3.50	4.37	5.51
Adjusted net income per diluted Stewart share*	2.58	3.17	4.61	5.09

* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended June 30,
	2022	2021	% Change

Operating revenues	761.1	743.8	2%
Investment income	6.7	5.1	31%
Net realized and unrealized (losses) gains	(8.8)	4.2	(311%)
Pretax income	93.6	125.7	(26%)
Pretax margin	12.3%	16.7%

The title segment's operating revenues in the second quarter 2022 increased by $17.2 million, or 2 percent, compared to the second quarter 2021, primarily due to increased agency operations revenues of $19.6 million, or 5 percent, partially offset by $2.4 million, or 1 percent, lower revenues from direct title operations. Overall segment operating expenses in the second quarter 2022 increased $38.0 million, or 6 percent, compared to the prior year quarter, primarily driven by 6 percent higher agency retention expenses on higher agency revenues, and 9 percent higher combined title employee costs and other operating expenses, primarily due to recent acquisitions. Average independent agency remittance rate in the second quarter 2022 was 17.1 percent, compared to 17.5 percent in the second quarter 2021. As a percentage of operating revenues, combined title employee costs and other operating expenses was 38.3 percent in the second quarter 2022 compared to 35.9 percent in the second quarter 2021.

Title loss expense in the second quarter 2022 decreased 21 percent to $26.4 million from $33.6 million in the second quarter 2021, primarily due to favorable claims experience. As a percentage of title revenues, title loss expense in the second quarter 2022 was 3.5 percent compared to 4.5 percent in the prior year quarter. For the full year 2022, we anticipate our title losses will be approximately 4 percent of title revenues.

The segment's net realized and unrealized gains in the second quarter 2022 primarily included $9.9 million of net unrealized losses on fair value changes of equity securities investments, partially offset by a $1.0 million gain related to an acquisition contingent liability adjustment, while net realized and unrealized gains in the second quarter 2021 were primarily related to net unrealized gains on fair value changes of equity securities investments. Investment income in the second quarter 2022 increased compared to the second quarter 2021, primarily as a result of increased dividend income from investments in the second quarter 2022.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2022	2021	% Change

Non-commercial:
Domestic	234.4	245.7	(5%)
International	41.2	45.9	(10%)
	275.6	291.6	(5%)
Commercial:
Domestic	67.1	53.8	25%
International	8.4	8.1	4%
	75.5	61.9	22%
Total direct title revenues	351.1	353.5	(1%)

Total non-commercial revenues declined $16.0 million, or 5 percent, as a result of lower residential purchase and refinancing transactions during the second quarter 2022 compared to the prior year quarter. Domestic commercial revenues increased $13.3 million, or 25 percent, in the second quarter 2022, primarily due to increased commercial transaction size and volume compared to the prior year quarter. Domestic commercial and residential fees per file in the second quarter 2022 were approximately $13,100 and $2,900, respectively, compared to $11,200 and $2,200, respectively, in the second quarter 2021. Total international revenues in the second quarter 2022 decreased by $4.4 million, or 8 percent, primarily as a result of lower transaction volumes in our Canadian operations and weaker foreign currency exchange rates against the U.S. dollar compared to the prior year quarter.

Real Estate Solutions Segment

Summary results of the real estate solutions segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2022	2021	% Change

Operating revenues	82.9	58.2	42%
Pretax income	6.1	2.2	176%
Pretax margin	7.4%	3.8%

Pretax income for the segment improved in the second quarter 2022, compared to the prior year quarter, as a result of $24.7 million, or 42 percent, higher operating revenues resulting from acquisitions. Total operating expenses increased $20.8 million, or 37 percent, consistent with increased revenues and higher purchased intangible asset amortization expenses in the second quarter 2022 compared to the prior year quarter. Total intangible asset amortization expenses in the second quarters 2022 and 2021 were $6.1 million and $1.6 million, respectively. Excluding these amortization expenses, pretax margin for the segment was 14.7 percent in the second quarter 2022, compared to 6.6 percent in the prior year quarter.

Corporate and Other Segment

Summary results of the corporate and other segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2022	2021	% Change

Operating revenues	5.3	-	100%
Realized (losses) gains	(3.2)	7.5	(142%)
Pretax (loss) income	(12.9)	1.6	(921%)

Net expenses attributable to corporate operations in the second quarter 2022 were $10.2 million, compared to $5.9 million in the second quarter 2021, with the increase primarily driven by higher interest expense resulting from debt issued in the fourth quarter 2021. Realized gains and losses for the second quarters 2022 and 2021 were primarily related to disposition of assets.

Expenses

Consolidated employee costs in the second quarter 2022 increased $21.8 million, or 12 percent, compared to the second quarter 2021, primarily due to increased salaries and employee benefits on 17 percent higher average employee count resulting from acquisitions, partially offset by lower incentive compensation. As a percentage of total operating revenues, consolidated employee costs for the second quarter 2022 were 24.8 percent compared to 23.5 percent in the second quarter 2021.

Total other operating expenses in the second quarter 2022 increased $24.2 million, or 18 percent, compared to the prior year quarter, primarily driven by increased service expenses related to higher real estate solutions revenues and higher technology costs. As a percentage of total operating revenues, consolidated other operating expenses for the second quarter 2022 were 19.1 percent compared to 17.2 percent in the second quarter 2021, primarily influenced by the increased size of our real estate solutions operations which typically have higher other operating expenses.

Other

Net cash provided by operations in the second quarter 2022 decreased to $83.3 million, compared to net cash provided by operations of $103.0 million in the second quarter 2021, primarily due to lower net income in the second quarter 2022.

Second Quarter Earnings Call

Stewart will hold a conference call to discuss the second quarter 2022 earnings at 8:30 a.m. Eastern Time on Thursday, July 28, 2022. To participate, dial (800) 343-4136 (USA) or (203) 518-9848 (International) - access code STCQ222. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on July 28, 2022 until midnight on August 4, 2022, by dialing (800) 925-9941 or (402) 220-5395 (International) - the access code is also STCQ222.

About Stewart

Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF INCOME (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Title revenues:
Direct operations	351,122	353,502	668,956	633,007
Agency operations	409,931	390,330	814,076	736,261
Real estate solutions and other	88,186	58,193	211,415	114,124
Total operating revenues	849,239	802,025	1,694,447	1,483,392
Investment income	6,739	5,130	10,361	9,074
Net realized and unrealized (losses) gains	(11,905)	11,654	(7,820)	14,929
	844,073	818,809	1,696,988	1,507,395
Expenses:
Amounts retained by agencies	339,847	322,020	671,039	605,955
Employee costs	210,246	188,467	415,228	357,864
Other operating expenses	162,008	137,796	351,756	263,279
Title losses and related claims	26,398	33,569	55,619	62,342
Depreciation and amortization	14,288	6,819	28,037	13,249
Interest	4,507	682	8,918	1,248
	757,294	689,353	1,530,597	1,303,937
Income before taxes and noncontrolling interests	86,779	129,456	166,391	203,458
Income tax expense	(19,894)	(30,616)	(37,594)	(47,496)
Net income	66,885	98,840	128,797	155,962
Less net income attributable to noncontrolling interests	5,225	4,021	9,240	6,907
Net income attributable to Stewart	61,660	94,819	119,557	149,055

Net earnings per diluted share attributable to Stewart	2.26	3.50	4.37	5.51
Diluted average shares outstanding (000)	27,293	27,123	27,377	27,038

Selected financial information:
Net cash provided by operations	83,312	103,010	118,187	150,452
Other comprehensive (loss) income	(20,992)	1,970	(40,455)	(5,464)

Second Quarter Domestic Order Counts:
Opened Orders 2022:	April	May	June	Total	Closed Orders 2022:	April	May	June	Total
Commercial	2,134	1,594	1,802	5,530	Commercial	1,647	1,652	1,833	5,132
Purchase	25,065	24,115	22,904	72,084	Purchase	18,716	18,275	18,363	55,354
Refinancing	9,629	7,853	7,471	24,953	Refinancing	9,112	7,434	6,131	22,677
Other	340	335	404	1,079	Other	790	380	549	1,719
Total	37,168	33,897	32,581	103,646	Total	30,265	27,741	26,876	84,882

Opened Orders 2021:	April	May	June	Total	Closed Orders 2021:	April	May	June	Total
Commercial	1,437	1,545	2,623	5,605	Commercial	1,305	1,526	2,126	4,957
Purchase	26,707	24,108	25,817	76,632	Purchase	19,237	18,529	20,944	58,710
Refinancing	20,275	19,155	20,280	59,710	Refinancing	19,812	16,502	16,314	52,628
Other	645	566	471	1,682	Other	411	392	375	1,178
Total	49,064	45,374	49,191	143,629	Total	40,765	36,949	39,759	117,473

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)
	June 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	405,310	485,919
Short-term investments	17,282	17,650
Investments in debt and equity securities, at fair value	687,255	679,214
Receivables – premiums from agencies	50,565	45,428
Receivables – other	79,543	81,623
Allowance for uncollectible amounts	(7,028)	(7,711)
Property and equipment, net	73,500	72,456
Operating lease assets, net	137,275	134,578
Title plants	73,503	76,859
Goodwill	964,212	924,837
Intangible assets, net of amortization	187,494	229,804
Deferred tax assets	3,766	3,846
Other assets	82,665	68,859
	2,755,342	2,813,362
Liabilities:
Notes payable	444,908	483,491
Accounts payable and accrued liabilities	200,294	287,326
Operating lease liabilities	150,472	149,417
Estimated title losses	562,681	549,614
Deferred tax liabilities	37,166	48,779
	1,395,521	1,518,627
Stockholders' equity:
Common Stock and additional paid-in capital	316,224	309,622
Retained earnings	1,073,788	974,800
Accumulated other comprehensive (loss) income	(40,202)	253
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,347,144	1,282,009
Noncontrolling interests	12,677	12,726
Total stockholders' equity	1,359,821	1,294,735
	2,755,342	2,813,362

Number of shares outstanding (000)	27,038	26,893
Book value per share	49.82	47.67

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Quarter Ended:	June 30, 2022				June 30, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	761,053	82,862	5,324	849,239	743,832	58,193	-	802,025
Investment income	6,737	2	-	6,739	5,130	-	-	5,130
Net realized and unrealized (losses) gains	(8,755)	-	(3,150)	(11,905)	4,157	-	7,497	11,654
	759,035	82,864	2,174	844,073	753,119	58,193	7,497	818,809
Expenses:
Amounts retained by agencies	339,847	-	-	339,847	322,020	-	-	322,020
Employee costs	193,438	12,839	3,969	210,246	177,858	7,593	3,016	188,467
Other operating expenses	98,267	57,549	6,192	162,008	89,289	46,509	1,998	137,796
Title losses and related claims	26,398	-	-	26,398	33,569	-	-	33,569
Depreciation and amortization	7,489	6,381	418	14,288	4,709	1,884	226	6,819
Interest	1	-	4,506	4,507	3	(5)	684	682
	665,440	76,769	15,085	757,294	627,448	55,981	5,924	689,353
Income (loss) before taxes	93,595	6,095	(12,911)	86,779	125,671	2,212	1,573	129,456

Six Months Ended:	June 30, 2022				June 30, 2021
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	1,483,032	172,238	39,177	1,694,447	1,369,268	114,124	-	1,483,392
Investment income	10,344	17	-	10,361	9,074	-	-	9,074
Net realized and unrealized (losses) gains	(4,983)	-	(2,837)	(7,820)	7,362	-	7,567	14,929
	1,488,393	172,255	36,340	1,696,988	1,385,704	114,124	7,567	1,507,395
Expenses:
Amounts retained by agencies	671,039	-	-	671,039	605,955	-	-	605,955
Employee costs	378,465	26,245	10,518	415,228	337,317	14,497	6,050	357,864
Other operating expenses	193,262	119,947	38,547	351,756	168,305	90,984	3,990	263,279
Title losses and related claims	55,619	-	-	55,619	62,342	-	-	62,342
Depreciation and amortization	13,631	13,177	1,229	28,037	9,023	3,778	448	13,249
Interest	2	-	8,916	8,918	2	(4)	1,250	1,248
	1,312,018	159,369	59,210	1,530,597	1,182,944	109,255	11,738	1,303,937
Income (loss) before taxes	176,375	12,886	(22,870)	166,391	202,760	4,869	(4,171)	203,458

Appendix A

Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for net realized and unrealized gains and losses, and other adjustments (sold real estate brokerage company), and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for net realized and unrealized gains and losses, and other adjustments. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and six months ended June 30, 2022 and 2021 (dollars in millions, except share and per share amounts, and amounts may not foot as presented due to rounding).

	Quarter Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change

Total revenues	844.1	818.8	3%	1,697.0	1,507.4	13%
Non-GAAP revenue adjustments:
Net realized and unrealized losses (gains)	11.9	(11.7)		7.8	(14.9)
Other adjustments	(5.3)	-		(39.2)	-
Adjusted total revenues	850.7	807.2	5%	1,665.6	1,492.5	12%

Pretax income	86.8	129.5	(33%)	166.4	203.5	(18%)
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	11.9	(11.7)		7.8	(14.9)
Other adjustments	(0.4)	-		0.9	-
Adjusted pretax income	98.2	117.8	(17%)	175.1	188.5	(7%)
Adjusted pretax margin	11.5%	14.6%		10.5%	12.6%

Net income attributable to Stewart	61.7	94.8	(35%)	119.6	149.1	(20%)
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	11.9	(11.7)		7.8	(14.9)
Other adjustments	(0.4)	-		0.9	-
Net tax effects of non-GAAP adjustments	(2.7)	2.8		(2.1)	3.6
Non-GAAP adjustments, after taxes	8.7	(8.8)		6.7	(11.3)
Adjusted net income attributable to Stewart	70.4	86.0	(18%)	126.2	137.7	(8%)

Diluted average shares outstanding (000)	27,293	27,123		27,377	27,038
Adjusted net income per share	2.58	3.17		4.61	5.09

CONTACT: Brian Glaze or David Hisey, Investor Relations, (713) 625-8761